Exhibit 99.1

PRESS RELEASE

January 19, 2007 – Chester, VA – Star Scientific, Inc. (NASDAQ:STSI) Star Scientific announced that on Friday January 19, 2007 the Honorable Marvin J. Garbis issued two decisions in Star Scientific’s patent litigation against RJ Reynolds Tobacco Company, Inc. (RJR). On the issue of indefiniteness, the Court granted RJR’s motion for summary judgment of invalidity based on claim indefiniteness, and denied Star’s cross-motion on the same subject. In a second memorandum and order, the Court granted in part and denied in part RJR’s motion for summary judgment regarding the priority date of the patent, establishing September 15, 1999 as the effective filing date for the patents-in-suit. The Court rejected certain other arguments presented by Reynolds and otherwise denied summary judgment on this second motion.

Judge Garbis advised in a separate memorandum that he would not enter judgment on the indefiniteness ruling until he issues the pending ruling on the inequitable conduct defense tried in January-February 2005. The Court advised that it expects to issue that ruling “before the end of February and, hopefully, well before the end of the month”.

Star Scientific believes that the decision of the Court in its two memoranda, and the grounds articulated for those decisions, are incorrect. As soon as final judgment is entered, the company will appeal these decisions to the United States Court of Appeals for the Federal Circuit, and remains confident that it will win on all issues on appeal.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally, tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

(301) 654-8300

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